Exhibit 99.2

             VCA Antech, Inc. Updates Guidance for Fiscal Year 2006

    LOS ANGELES--(BUSINESS WIRE)--July 26, 2006--VCA Antech, Inc. (NASDAQ:WOOF), a leading animal healthcare company in the United States, provides the following revised financial guidance for all investors in adherence with Regulation Fair Disclosure as issued by the United States Securities and Exchange Commission, the SEC. We encourage all current and potential investors to review the disclosure regarding forward-looking statements in this press release as well as in all financial documents filed with the SEC.
    In response to our company's strong performance for the second quarter of 2006, we are updating our financial guidance for the year ending December 31, 2006 as follows:

    --  Revenue of $968 million to $980 million;

    --  Laboratory internal revenue growth to a range of 7% to 9%;

    -- Animal hospital same-store revenue growth to a range of 3% to 5%;

    -- Animal hospital acquired revenue of $30 million to $35 million;

    --  Medical technology revenue of $34 million to $39 million;

    --  Operating income of $183 million to $185 million;

    --  Net income of $100 million to $102 million;

    -- Adjusted net income of $93 million to $95 million, which excludes a tax benefit of $6.8 million recognized in the first quarter of 2006 related to a favorable income tax audit;

    --  Diluted earnings per common share of $1.18 to $1.20; and

    -- Adjusted diluted earnings per common share of $1.10 to $1.12, which excludes a tax benefit of $0.08 per diluted common share as described above.

    Non-GAAP Financial Measures

    We believe investors' understanding of our total performance is enhanced by disclosing adjusted net income and adjusted diluted earnings per common share. We define adjusted net income and adjusted diluted earnings per common share as the reported items, adjusted to exclude certain significant items. Adjusted diluted earnings per common share is adjusted net income divided by diluted common shares outstanding.
    Management uses adjusted net income and adjusted diluted earnings per common share because they exclude the effect of significant items that we believe are not representative of our core operations for the periods presented. As a result, these non-GAAP financial measures help to provide meaningful comparisons of our overall performance from one reporting period to another and meaningful assessments of our future performance and related trends. For the guidance provided above, the only item excluded in computing adjusted net income and adjusted diluted earnings per common share was a $6.8 million tax benefit recorded in the first quarter of 2006.
    There is a material limitation associated with the use of these non-GAAP financial measures: our computation of adjusted net income excludes the impact of certain items and as a result, our computation of adjusted diluted earnings per common share does not depict diluted earnings per common share in accordance with GAAP.
    To compensate for the limitations in the non-GAAP financial measures discussed above, our disclosures provide a complete understanding of all adjustments found in non-GAAP financial measures, and we reconcile the non-GAAP financial measures to the GAAP financial measures in the following table (in millions, except earnings per common share):


                                                      Year Ending
                                                   December 31, 2006
                                                  --------------------
Net income                                        $  100       $  102
Tax benefit                                           (7)          (7)
                                                   ------       ------
  Adjusted net income                             $   93       $   95
                                                   ======       ======

Diluted earnings per common share                 $ 1.18       $ 1.20
Tax benefit                                        (0.08)       (0.08)
                                                   ------       ------
  Adjusted diluted earnings per common share      $ 1.10       $ 1.12
                                                   ======       ======


    Forward-Looking Statements

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our financial guidance for fiscal year 2006. Among the important factors that could cause actual results to differ are: a material adverse change in our financial condition or operations; the rate of our laboratory internal revenue growth and animal hospital same-store revenue growth; the level of direct costs and our ability to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of our recent acquisitions, including Pet's Choice, Inc., and our ability to effectively manage our growth and achieve operating synergies; a continued decline in demand for some of our products and services; any disruption in our information technology systems or transportation networks; the effects of competition; any impairment in the carrying value of our goodwill; changes in prevailing interest rates; our ability to service our debt; and general economic conditions. These and other risk factors are discussed in our Report on Form 10-K for the year ended December 31, 2005 and our Report on Form 10-Q for the quarter ended March 31, 2006, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

    We own, operate and manage the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country, and we supply ultrasound and digital radiography equipment to the veterinary industry.

    CONTACT: VCA Antech, Inc.
             Tomas Fuller, 310-571-6505